UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2012

PIMI AGRO CLEANTECH, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-158986	26-4684680
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

269 South Beverly Drive, Suite 1091

Beverly Hills, California 90212

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (310) 203-8278

Copies to:

Jonathan R. Shechter, Esq.

Shiboleth LLP

1 Penn Plaza, 25th Fl.

New York, New York 10019

Phone: (212) 244-4111

Fax: (212) 563-7108

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 9, 2012, Pimi Agro CleanTech, Inc. (the “Company”) completed a closing (the “Closing”) of its private placement (the “Private Offering”) in the aggregate amount of $626,000 (the “Financing”). The Company issued 62,600 shares of convertible preferred stock (“Series A Preferred Stock”) par value $0.01 (“Common Stock") at a purchase price of $10.00 per share to 19 accredited investors and 19 non-accredited investors (the “Subscribers”). Financial West Group, a FINRA registered broker dealer, served as placement agent in connection with the Private Offering.

On December 15, 2011, the Company filed a Certificate of Designation with the Secretary of State of Delaware in connection with the Series A Preferred Stock. The holders of shares of Series A Preferred Stock shall be entitled to receive dividend cash payments of 9% per annum, payable in quarterly installments, and subject to conversion.

Upon the closing of the Company's next round of financing, provided such closing occurs within twelve (12) months following the execution of the Closing in which Subscribers receive the Series A Preferred Stock, and further subject to minimum proceeds of $2,000,000 being raised in such investment (the "Next Round of Financing"), the Series A Preferred Stock shall automatically be converted into fully paid, nonasseable shares of Common Stock, $0.01 par value per share, of the Company (“Common Stock”). The number of such Conversion Shares shall be determined by dividing the investment amount of the holder of the Series A Preferred Stock (the "Investment") by either (a) 80% of the closing price per share of the Company's common stock in Next Round of Financing or (b) dividing each holder’s Investment amount by $0.80, whichever is lower. In the event that the closing of the Next Round of Financing has not occurred by November 30, 2012, each share of Series A Preferred Stock shall automatically be converted into fully paid, nonassesable shares of Common Stock. Notwithstanding, the holders of Series A Preferred Stock shall be entitled to convert each share of the Series A Preferred Stock into fully paid, nonassesable share of Common Stock, at a price of $0.80 per share.

All and any shares of Series A Preferred Stock shall be automatically converted to the Common Stock and canceled on November 30, 2012, and, if converted to the Common Stock on an earlier date, the shares so converted shall be canceled on the date of their respective conversion.

In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of shares of the Series A Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, an amount equal to $10.00 per share. The Series A Preferred Stock shall, with respect to distribution rights on liquidation, winding up and dissolution, (i) rank senior to any of the shares of Common Stock of the Company, and any other class or series of stock of the Company which by its terms shall rank junior to the Series A Preferred Stock, and (ii) rank junior to any other series or class of preferred stock of the Company and any other class or series of stock of the Company which by its term shall rank senior to the Series A Preferred Stock.

On March 7, 2012, the Company filed a Certificate of Amendment to the Certificate of Designation with the Secretary of State of Delaware in order to increase the number of designated Series A Preferred Stock from 60,000 to 62,600.

The Company claims an exemption from the registration requirements of the Securities Act of 1933, as amended,  for the private placement of the above-referenced Series A Preferred Stock pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, the investors were sophisticated investors, the investors had access to information about us and their investment, the investors took the securities for investment and not resale, and management took appropriate measures to restrict the transfer of the securities.

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

See Item 1.01 above. The information included in Item 1.01 of this current report on Form 8-K is incorporated by reference into this Item 3.02.

Item 5.03	Amendments to Articles of InCompany or Bylaws; Change in Fiscal Year.

See Item 1.01 above. The information included in Item 1.01 of this current report on Form 8-K is incorporated by reference into this Item 5.03.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

a)	Financial statements.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Exhibits.

Exhibit Number	Description
3.1	Certificate of Designation, filed with the Secretary of State of Delaware on December 15, 2011.
3.2	Certificate of Amendment to the Certificate of Designation, filed with the Secretary of State of Delaware on March 7, 2012.
10.1	Form of Subscription Agreement, by and between Pimi Agro Cleantech, Inc. and the subscribers thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pimi Agro Cleantech, Inc.

Date: March 12, 2012	By:	/s/	Youval Saly
Youval Saly
Chief Executive Officer